Exhibit 107

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

TriNet Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$640,000,000	0.00011020	$70,528
Fees Previously Paid
Total Transaction Valuation	$640,000,000
Total Fees Due for Filing			$70,528
Total Fees Previously Paid
Total Fee Offsets			—
Net Fee Due			$70,528

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources